Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Third Quarter 2017 Net Income of $5.5 Million and Loan Growth of $88 Million
LOWELL, Mass., October 19, 2017 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended September 30, 2017 of $5.5 million, an increase of $792 thousand, or 17%, compared to the same three-month period in 2016. Diluted earnings per share were $0.47 for the three months ended September 30, 2017, an increase of 15%, compared to the same three-month period in 2016. Net income for the nine months ended September 30, 2017 amounted to $16.7 million, an increase of $2.9 million, or 21%, compared to the nine months ended September 30, 2016. Diluted earnings per share were $1.43 for the nine months ended September 30, 2017, an increase of 13%, compared to the nine months ended September 30, 2016. Diluted earnings per share for the nine months ended September 30, 2017 include the full dilutive impact of the Company’s equity offering issued on June 23, 2016.

As previously announced on October 17, 2017, the Company declared a quarterly dividend of $0.135 per share to be paid on December 1, 2017 to shareholders of record as of November 10, 2017. The 2017 dividend rate represents a 3.8% increase over the 2016 dividend rate.

Chief Executive Officer Jack Clancy commented, “We continued to successfully grow our franchise in the third quarter. Total assets, loans, and customer deposits have increased 10%, 11%, and 3%, respectively, as compared to September 30, 2016. Our loan growth was particularly strong as loans grew $88 million, or 4%, during the quarter. Customer deposits, whose growth trends and month end balances vary depending on market conditions, grew by 3% from a year ago and 20% from two years ago. Our 2017 earnings, compared to 2016, have been positively impacted by this growth. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building and a customer-focused mindset, and ongoing enhancements to our state-of-the-art product and service offerings continue to drive this growth.”

Mr. Clancy continued, “During the third quarter, we opened our 24th branch in Windham, NH and completed the relocation of our branch in Salem, NH to its new location. We expect the relocation of our Leominster branch to be completed in early 2018. The relocation of our branches in Salem, NH and Leominster, MA will provide improved and state-of-the-art branches in those communities to better serve our customers. Strategically, our focus remains on organic growth and continually planning for and investing in our future.”

Founder and Chairman of the Board George Duncan commented, “This quarter represents our 112th consecutive profitable quarter, which is certainly a significant milestone for any company. Strategically expanding to adjacent markets and becoming deeply rooted in each community that we serve have been key ingredients to our success. Our ability to attract and retain like-minded, talented individuals as Enterprise Bankers, who possess a passion and commitment for community, teamwork and customer service, remains a key component of our operating model. We are extremely grateful to our customers and shareholders for their continued trust and support.”

Results of Operations

Net interest income for the three months ended September 30, 2017 amounted to $25.1 million, an increase of $3.3 million, or 15%, compared to the same period in 2016. Net interest income for the nine months ended September 30, 2017 amounted to $71.5 million, an increase of $7.3 million, or 11%, compared to the nine months ended September 30, 2016. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $204.2 million and $201.6 million for the quarter and nine months ended September 30, 2017, respectively, compared to the 2016 respective period averages. Net interest margin was 4.03% for the three months ended September 30, 2017 and 3.90% for the three months ended June 30, 2017, while net interest margin was 3.86% for the three months ended September 30, 2016. Net interest margin was 3.95% for the nine months ended September 30, 2017, compared to 3.96% for the nine months ended September 30, 2016.

For the three months ended September 30, 2017 and September 30, 2016, the provision for loan losses amounted to $1.2 million and $1.4 million, respectively. For the nine months ended September 30, 2017 and September 30, 2016, the provision for loan losses amounted to $1.6 million and $2.5 million, respectively. The decrease in the provision for the nine months ended September 30, 2017 was due primarily to generally improved credit quality metrics and underlying collateral values, partially offset by increased loan growth compared to the prior year.
Contributing to the provision for loan losses were:

•
Total non-performing loans as a percentage of total loans (a measure of credit risk) amounted to 0.57% at September 30, 2017, compared to 0.50% at September 30, 2016. Impacting the current period, among other changes, were new impaired/non-accrual status classifications of two larger commercial relationships totaling approximately $4.5 million, which, based on a review of their individual business circumstances, management determined that no reserves were necessary as of September 30, 2017.

•
The balance of the allowance for loan losses allocated to impaired and adversely classified loans decreased by $761 thousand for the nine months ended September 30, 2017, compared to an increase of $863 thousand during the nine months ended September 30, 2016.

•	The Company recorded net recoveries of $212 thousand for the nine months ended September 30, 2017, compared to net recoveries of $78 thousand for the nine months ended September 30, 2016.

•	Loan growth for the nine months ended September 30, 2017 was $179.6 million, compared to $125.9 million during the nine months ended September 30, 2016.

The allowance for loan losses to total loans ratio was 1.51% at September 30, 2017, 1.55% at December 31, 2016 and 1.59% at September 30, 2016.
Non-interest income for the three months ended September 30, 2017 amounted to $3.4 million, a decrease of $504 thousand, or 13%, compared to the same quarter last year. Non-interest income for the nine months ended September 30, 2017 amounted to $11.5 million, an increase of $781 thousand, or 7%, compared to the nine months ended September 30, 2016. The decrease in the quarter was primarily due to net losses of $284 thousand on sales of securities compared to net gains on sales of securities of $546 thousand in the comparable prior year quarter. Additionally, loan sale income decreased, while deposit and interchange fees and investment advisory fees increased in the current quarter compared to the same period in 2016. Year-to-date increases in non-interest income over the prior year-to-date period were due primarily to increases in deposits and interchange fees and investment advisory fees, partially offset by decreases in net gains from the sale of investment securities.
Non-interest expense for the quarter ended September 30, 2017 amounted to $18.8 million, an increase of $1.4 million, or 8%, compared to the same quarter in the prior year. For the nine months ended September 30, 2017, non-interest expense amounted to $57.0 million, an increase of $5.2 million, or 10%, over the nine months ended September 30, 2016. Increases in expenses over the same periods in the prior year primarily related to the Company’s strategic growth and market expansion initiatives, mainly increases in salaries and benefits expenses.

In the first quarter of 2017, the Company adopted a new accounting standard, ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting,” which among other aspects relates to the tax treatment of equity compensation. Since the adoption of this standard, the provision for income taxes has decreased, increasing earnings by approximately $832 thousand for the nine months ended September 30, 2017.

Key Financial Highlights

▪
Total assets amounted to $2.73 billion at September 30, 2017, compared to $2.53 billion at December 31, 2016, an increase of $199.2 million, or 8%. Since June 30, 2017, total assets have increased $68.9 million, or 3%.

▪
Total loans amounted to $2.20 billion at September 30, 2017, compared to $2.02 billion at December 31, 2016, an increase of $179.6 million, or 9%. Since June 30, 2017, total loans have increased $88.0 million, or 4%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.22 billion at September 30, 2017, compared to $2.21 billion at December 31, 2016, an increase of $10.6 million. Since June 30, 2017, customer deposits have decreased $46.1 million. Brokered deposits were $82.5 million at September 30, 2017, $87.5 million at June 30, 2017 and $59.4 million at December 31, 2016.

▪
Investment assets under management amounted to $800.5 million at September 30, 2017, compared to $725.3 million at December 31, 2016, an increase of $75.2 million, or 10%. Since June 30, 2017, investment assets under management have increased $19.4 million, or 2%.

▪
Total assets under management amounted to $3.61 billion at September 30, 2017, compared to $3.33 billion at December 31, 2016, an increase of $280.1 million, or 8%. Since June 30, 2017, total assets under management have increased $91.8 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, changes in tax laws, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	September 30, 2017	December 31, 2016	September 30, 2016
Assets
Cash and cash equivalents:
Cash and due from banks	$35,920	$33,047	$34,337
Interest-earning deposits	14,771	17,428	27,823
Total cash and cash equivalents	50,691	50,475	62,160
Investment securities at fair value	385,942	374,790	349,064
Federal Home Loan Bank stock	7,225	2,094	1,884
Loans held for sale	876	1,569	2,171
Loans, less allowance for loan losses of $33,184 at September 30, 2017, $31,342 at December 31, 2016, and $31,589 at September 30, 2016	2,169,189	1,991,387	1,954,265
Premises and equipment, net	36,260	33,540	33,861
Accrued interest receivable	10,088	8,792	8,467
Deferred income taxes, net	15,889	17,020	13,405
Bank-owned life insurance	29,292	28,765	28,582
Prepaid income taxes	906	1,344	57
Prepaid expenses and other assets	13,458	10,837	11,277
Goodwill	5,656	5,656	5,656
Total assets	$2,725,472	$2,526,269	$2,470,849
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,302,673	$2,268,921	$2,221,609
Borrowed funds	149,255	10,671	671
Subordinated debt	14,844	14,834	14,831
Accrued expenses and other liabilities	26,540	16,794	17,504
Accrued interest payable	273	263	194
Total liabilities	2,493,585	2,311,483	2,254,809
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 40,000,000 shares authorized; 11,599,266 shares issued and outstanding at September 30, 2017, 11,475,742 shares issued and outstanding at December 31, 2016, and 11,448,502 shares issued and outstanding at September 30, 2016	116	115	114
Additional paid-in capital	87,492	85,421	83,394
Retained earnings	141,992	130,008	126,543
Accumulated other comprehensive income (loss)	2,287	(758)	5,989
Total stockholders’ equity	231,887	214,786	216,040
Total liabilities and stockholders’ equity	$2,725,472	$2,526,269	$2,470,849

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:
Loans and loans held for sale	$24,892	$21,466	$70,544	$63,379
Investment securities	2,017	1,629	5,901	4,720
Other interest-earning assets	136	96	302	189
Total interest and dividend income	27,045	23,191	76,747	68,288
Interest expense:
Deposits	1,509	1,138	4,117	3,325
Borrowed funds	169	2	422	79
Subordinated debt	233	234	692	695
Total interest expense	1,911	1,374	5,231	4,099
Net interest income	25,134	21,817	71,516	64,189
Provision for loan losses	1,225	1,386	1,630	2,503
Net interest income after provision for loan losses	23,909	20,431	69,886	61,686
Non-interest income:
Investment advisory fees	1,311	1,162	3,803	3,593
Deposit and interchange fees	1,527	1,272	4,389	3,790
Income on bank-owned life insurance, net	174	182	527	564
Net gains (losses) on sales of investment securities	(284)	546	485	611
Gains on sales of loans	88	198	359	392
Other income	628	588	1,954	1,786
Total non-interest income	3,444	3,948	11,517	10,736
Non-interest expense:
Salaries and employee benefits	12,177	10,948	36,661	32,458
Occupancy and equipment expenses	1,993	1,859	5,877	5,453
Technology and telecommunications expenses	1,601	1,577	4,789	4,548
Advertising and public relations expenses	597	591	2,013	2,087
Audit, legal and other professional fees	381	409	1,058	1,241
Deposit insurance premiums	371	347	1,130	997
Supplies and postage expenses	248	241	726	728
Other operating expenses	1,465	1,442	4,753	4,313
Total non-interest expense	18,833	17,414	57,007	51,825
Income before income taxes	8,520	6,965	24,396	20,597
Provision for income taxes	3,014	2,251	7,723	6,799
Net income	$5,506	$4,714	$16,673	$13,798

Basic earnings per share	$0.48	$0.41	$1.44	$1.28
Diluted earnings per share	$0.47	$0.41	$1.43	$1.27

Basic weighted average common shares outstanding	11,589,039	11,430,134	11,557,054	10,801,278
Diluted weighted average common shares outstanding	11,669,159	11,498,990	11,640,373	10,869,405

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
(Dollars in thousands, except per share data)	September 30, 2017	December 31, 2016	September 30, 2016

BALANCE SHEET AND OTHER DATA
Total assets	$2,725,472	$2,526,269	$2,470,849
Loans serviced for others	86,738	80,996	80,836
Investment assets under management	800,499	725,338	709,781
Total assets under management	$3,612,709	$3,332,603	$3,261,466

Book value per share	$19.99	$18.72	$18.87
Dividends paid per common share	$0.405	$0.520	$0.390
Total capital to risk weighted assets	11.57%	11.79%	11.74%
Tier 1 capital to risk weighted assets	9.65%	9.80%	9.74%
Tier 1 capital to average assets	8.40%	8.34%	8.41%
Common equity tier 1 capital to risk weighted assets	9.65%	9.80%	9.74%
Allowance for loan losses to total loans	1.51%	1.55%	1.59%
Non-performing assets	$12,489	$9,485	$9,888
Non-performing assets to total assets	0.46%	0.38%	0.40%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.85%	0.78%	0.79%
Return on average stockholders’ equity	9.97%	9.33%	9.39%
Net interest margin (tax equivalent)	3.95%	3.94%	3.96%